Cooperation Agreement between the Institute of Physical Education of Jiangsu University of Science and Technology and Chengdu Tian Ze Dao Qin Management Consulting Co, Ltd.

Party A: Institute of Physical Education of Jiangsu University of Science and Technology

Party B: Chengdu Tian Ze Dao Qin Management Consulting Co, Ltd.

To carry out the student training program of combining learning and internship, the Institute of Physical Education of Jiangsu University of Science and Technology and Chengdu Tian Ze Dao Qin Management Consulting Co, Ltd enter into the agreement about cooperation on club management personnel training after friendly negotiation based on the principle of university-company “complementary advantages, mutual benefits and joint development”.

I. Way of cooperation
1. Party A and Party B will jointly establish a stage for the students to have internship and receive training since the contract is signed. They have reached an agreement on mutual rights of using each other’s name, sign and trademark in publicized information.
2. In accordance with the teaching plan for the undergraduates and the training project for the postgraduates, Party A will choose a certain amount of advanced undergraduates and postgraduates each year from specified grade and major to have internship in the clubs under Party B’s management after the contract is signed. The specific number of people will be decided through Party A and Party B’s negotiation based on the position demand of Party B and students’ condition of Party A, etc.
3. The internship types provided by Party B include the short-term, medium-term and long-term one (the short-term is about 1 to 2 months; while the medium-term and long-term lasts six months or more). The students will not be paid, however, they may get some subsides from the club.

4. Party B doesn’t need to provide any welfare, social insurance, medical care or other treatment to the interns because no labor or employment relation is established between them during the internship. The interns shall comply with the rules and regulations on management (include attendance management and technology management) according to the internship agreement. Meanwhile, they shall promise not to violate the rules of the university.
5. When carrying out the internship, both Party A and the students have mutual selecting rights. And the chosen students will be trained under both parties’ efforts.
6. Party B shall inform Party A as soon as possible when the students stop the intern ahead of the schedule either due to the students or Party B. When the internship is finished, Party B needs to offer Party A internship proof and evaluation of the students.

II. Responsibilities and obligations
● Party A:
1. Entrust Party B to add the internationally recognized courses of the fitness industry into the syllabus for the senior students by combining the existing ones.
2. Cooperate with Party B to jointly develop and carry out training plans for professional talents, that is, to make out the training goal, teaching plan and course designing, etc, for the students.
3. Assign some prominent teachers from the relevant major to give lessons by using the materials (such as the courseware) provided by Party B.
4. Supervise the study of the content concerning the certificated courses to ensure that teaching and learning can be carried out effectively.
5. After the students successfully get the credits of the certificated courses, Party A shall assign them to have internship in Party B’s club and offer mutual-selecting rights to both Party B and the students. For the outstanding students, Party A may arrange them to intern in the management level to develop their practical management ability.
6. Plan out the preliminary time, details, number of interns and requirements of the internship according to the professional teaching plan and the syllabus; contact Party B one month in advance and work out the specific implementation plan together with Party B.

7. Arrange some teachers to cooperate with the technical and management personnel in guiding, supervising and managing the students.
8. Make out the evaluation and assessment criteria together with Party B; carry out an overall evaluation and assessment for the students; give priority to those outstanding ones to work in Party B’s club according to their performance during the internship and comprehensive quality.
9. Students of Party A shall abide by all the rules and regulations of the club during the internship.
10. Assist Party B in managing interns in Party B’s club; put emphasis on the political, ideological and safety education for them. The interns shall abide by the confidential system and other related regulations of Party B.
11. Assist in urging the interns to return the materials and documents belonging to Party B or borrowed by students when the internship is over, except those for backup with Party B’s approval.
12. After the students successfully get the credits of the certificated courses, they can choose to take examination organized and contacted by Party B, which is recognized by Hong Kong and worldwide. The students shall pay any fee occurred during the period.

● Party B:

1. Design a practical syllabus and prepare the related materials about the courses for the Institute of Physical Education of Jiangsu University of Science and Technology by making full use of its advantages, social influence and by combining the real conditions of Zhenjiang City of Jiangsu province.
2. Arrange the prominent technical and management personnel to cooperate with Party A to jointly develop and carry out training plans for professional talents.
3. Assist Party A in carrying out teaching of relevant courses in fitness industry. Arrange professional personnel to hold business lectures or work as guest lecturers to meet the teaching demands of Party A. Charges for the lecturers shall be negotiated and fixed, which will be the same as the existing one of Party A.

4. Arrange students to have short-term, medium-term and long-term intern in Party B’s practice base by combining the real condition of Party B according to Party A’s teaching plan; plan out the contents of each intern, specific position for each students; assign some outstanding personnel to give guidance and following up the process.
5. Provide all necessary materials and give guidance. Party A shall be responsible for all reasonable fees occurred on condition that they are agreed by Party A ahead.
6. Make out the evaluation and assessment criteria together with Party A; carry out an overall evaluation and assessment for the students; give priority to those outstanding ones to work in the club according to their performance during the internship and comprehensive quality.
7. Party B has right to assess the students’ attitude towards work and work performance during the internship. If any of the following conditions occurs,

(1) be not competent or disobey the work arrangement by Party B;
(2) violate the relevant rules of Party B or the national laws or regulations;
(3) cause damages to Party B’s staff or finance;

Party B has right to inform Party A in written form and may give a warning, terminate the contract or require compensation for financial losses, if necessary.

8. Sign the non-disclosure agreement with the students and require both the students and Party A to strictly abide by it; own right to report the breach of contract to the university and charge compensation from the students, if necessary.
9. Party B shall put emphasis on pre-job training on safety and operation specification. In case that any dangerous accidents occur, Party B shall not arrange any work that may exceed the age, physical strength, professional knowledge or bearing capacity of the students.

III. Confidential agreement

1.	Party A shall keep the technology and trade secrets concerning the project, or they must bear the corresponding legal responsibility.
2.
Party A shall urge the interns to abide by the confidential rules and shall not disclose any confidential information (include but not limited to the price, data, various software and other trade or technology information) in any way.

3.	Students of Party A shall only use relevant technology information and materials of Party B under both parties’ written approval in writing the thesis; no other means of using is permitted.

IV. Validity period

The validity period of the agreement lasts for one year, from July 1, 2011 to July 1, 2012. The cooperation period can be extended in accordance with the willingness to cooperate and both parties can form new cooperation intention through joint consultation.

V. Others

1. The agreement is in duplicate and each party holds one. The agreement will immediately take effect once it is sealed by both parties and signed by the representatives. Both parities shall obey the provisions of the agreement and the unfinished matters can be dealt with through negotiation by both parties or through signing a supplementary agreement concerning certain provision.

2. If either party disobeys the contract or does any damage to the other party’s benefit or image, the other party has right to terminate the contract and can investigate its responsibility of breach of contract.

Party A (seal):	Party B (seal): Chengdu Tian Ze Dao Qin Management Consulting Co, Ltd.
Legal Representative (signature):	Legal Reresentative (signature):
Date of Sign:	Date of Sign: